EXHIBIT 99.1

COLLEGIATE PACIFIC ANNOUNCES EXERCISE OF INITIAL PURCHASER’S OPTION

     Dallas, Texas, Dec. 1 — Collegiate Pacific Inc. (AMEX-BOO) today announced that the initial purchaser in the Company’s recent private offering of 5.75% convertible senior subordinated notes due 2009 has exercised its option to purchase an additional $10 million principal amount of the notes, bringing the total gross proceeds of the offering to $50 million. The sale of the additional notes is expected to close on December 3, 2004.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

     The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.